Exhibit 99.1

Callaway Golf To Present At The Raymond James 38th Annual Institutional Investors Conference In Orlando

CARLSBAD, Calif., March 3, 2017 Callaway Golf Company (NYSE:ELY) today announced that it will be presenting at the Raymond James 38th Annual Institutional Investors Conference on Monday, March 6th at approximately 4:00pm ET.

A live audio webcast of the conference presentation can be accessed at http://wsw.com/webcast/rj104/ely. Please go to the website at least 15 minutes prior to the scheduled event to register and for instructions on how to access the broadcast. The audio webcast will be archived and available for seven days following the live presentation and can be accessed at the same website.

Prior to the audio webcast, the Company's presentation materials will be available through the Webcasts & Presentations section of the Company's Investor Relations website at http://ir.callawaygolf.com.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

Contact:	Robert Julian
Patrick Burke
(760) 931-1771